UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Texas Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On October 21, 2008

The annual meeting of shareholders of Texas Industries, Inc. will be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201, on Tuesday, October 21, 2008, at 9:30 a.m. (CDT) for the following purposes:

1.	To elect two directors to terms expiring in 2011;

2.	To approve the selection of Ernst & Young LLP as our independent auditors;

3.	To consider a shareholder proposal regarding a sustainability report if such proposal is properly presented at the meeting; and

4.	To transact any other business properly brought before the annual meeting.

Only shareholders of record at the close of business on August 22, 2008, will be entitled to vote at the annual meeting.   A list of such shareholders will be open for examination by any shareholder during ordinary business hours for a period of ten days prior to the annual meeting, at our executive offices at 1341 W. Mockingbird Lane, Dallas, Texas 75247-6913.

We are pleased to be among the companies taking advantage of the new Securities and Exchange Commission rule that allows us to furnish proxy materials to our shareholders on the Internet. The new rule allows us to provide our shareholders with the information they need for our annual meeting while lowering the costs of delivery and reducing the environmental impact of the meeting.

While we encourage you to attend the annual meeting, please vote your shares as soon as possible to ensure that your vote is recorded promptly. Your vote is important.

By Order of the Board of Directors,

Frederick G. Anderson Secretary

Dallas, Texas

August 29, 2008

TEXAS INDUSTRIES, INC.

1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

PROXY STATEMENT

PROXY STATEMENT

INFORMATION ABOUT SOLICITATION AND VOTING

In this Proxy Statement, the terms “we”, “our”, “us” and “Company” mean Texas Industries, Inc., a Delaware corporation. The term “annual meeting” means our annual meeting of shareholders to be held on October 21, 2008.

Solicitation

Pursuant to rules recently adopted by the Securities and Exchange Commission, or SEC, we have made this Proxy Statement and related proxy materials available to you on the Internet in connection with the solicitation by our board of directors of proxies for exercise at our annual meeting. At your request we will deliver printed versions to you by mail. Our proxy materials include this Proxy Statement and our 2007 Annual Report to Shareholders, which includes our audited consolidated financial statements. If you request printed versions of these materials by mail, they will also include a proxy card for the annual meeting.

We are sending a Notice Regarding Availability of Proxy Materials, or Notice, to our shareholders of record and beneficial owners. The mailing of the Notice to our shareholders is scheduled to begin on or about August 29, 2008. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

We will pay the cost of soliciting proxies. If you choose to access the Proxy Materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. In addition to solicitation by Internet and mail, we request that banks, brokers and other custodians, nominees and fiduciaries send the Notice and any proxy material to the beneficial owners and secure their voting instructions if necessary. We will reimburse them for their reasonable expenses in so doing. If proxies are not promptly received, our employees may solicit proxies from some shareholders in person or by telephone, telecopy, mail or email. In addition, we have retained Broadridge Financial Solutions, BNY Mellon Investor Services LLC and Morrow & Co., LLC to assist in the solicitation of proxies at an estimated aggregate cost of approximately $22,225 plus reasonable out-of-pocket expenses.

The mailing address of our principal executive offices is 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247.

Shares Outstanding and Quorum

We had 27,538,020 shares of common stock outstanding on August 22, 2008, our record date. Each share is entitled to one vote. The presence at the annual meeting, in person or by proxy, of the holders of a majority of our issued and outstanding common stock is necessary to constitute a quorum to transact business.

Voting and Revocation of Proxies

If you are a shareholder of record, you may vote in person at the meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or will not be attending the meeting, we encourage you to vote by proxy. You can vote by proxy over the Internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials by mail, you can also vote by mail or telephone. If you have Internet access, we encourage you to vote over the Internet. It is convenient and saves significant postage and processing costs.

If you hold your shares through a bank or broker, we encourage you to provide voting instructions to any firm that holds your shares by carefully following the instructions provided in the Notice. If you wish to instead vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares. If you do not provide that firm with specific voting instructions, it may generally vote your shares on routine matters but cannot vote on non-routine matters. Thus, if you do not give specific instructions, your shares will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval. When a broker votes a client’s shares on some but not all proposals, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting but would not be considered “present” for purposes of voting on a non-routine proposal. We believe that pursuant to New York Stock Exchange rules, Proposal 3 will be considered a non-routine proposal for which your bank or broker may not exercise voting discretion.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by our Board on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the annual meeting. For the purpose of electing directors, a plurality of the votes cast is required for election, and abstentions, broker non-votes and withheld votes are not counted. For the purpose of the other proposals, the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required for approval, and abstentions will be included in the vote totals and will have the same effect as a negative vote, but broker non-votes will not be included in the vote totals and will have no effect on the vote.

If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls by: (1) submitting a later-dated vote in person at the meeting, via the Internet, by telephone or by mail or (2) delivering instructions to our Corporate Secretary prior to the meeting by mail addressed to Corporate Secretary, 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247. If you hold shares through a bank or broker, you must contact that firm to revoke any prior voting instructions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information concerning all persons known to us to beneficially own 5% or more of our common stock as of May 31, 2008 unless a different date is specified in the notes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
NNS Holding (1) c/o M&C Corporate Services PO Box 309 GT Ugland House South Church Street GeorgeTown, Grand Cayman Cayman Islands	4,073,939	14.8%

Southeastern Asset Management, Inc. (2) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	3,291,400	12.0%

Morgan Stanley(3) 1585 Broadway New York, NY 10036	3,120,499	11.4%

(1)	Based on Schedule 13D/A filed on July 18, 2007. Mr. Nassef Sawiris and Mr. Philip Norman are directors of NNS Holding with the power to vote and dispose of the shares held by NNS Holding.
(2)	Based on Schedule 13G/A filed on February 13, 2008. Southeastern Asset Management, Inc. is the investment advisor for Longleaf Partners Small-Cap Fund, the holder of the shares reported.
(3)	Based on Schedule 13G/A filed on February 11, 2008. The securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley.

The following table sets forth as of May 31, 2008, the approximate number of shares of our common stock beneficially owned by each director, nominee for director, and executive officer named in the Summary Compensation Table, and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Company Common Stock
	Beneficially Owned(1)		Percent
Robert Alpert	78,908		*
Mel G. Brekhus	288,970	(2)	1.0
Sam Coats	3,600		*
Gordon E. Forward	8,333	(2)	*
Keith W. Hughes	5,500		*
Henry H. Mauz, Jr.	4,500		*
Thomas R. Ransdell	5,504		*
Robert D. Rogers	253,581	(2)	*
Ronald G. Steinhart	3,615		*
Richard M. Fowler	202,521	(2)	*
Frederick G. Anderson	19,437	(2)	*
William J. Durbin	74,216	(2)	*
J. Lynn Davis	31,345	(2)	*
All directors and executive officers as a group (20 persons)	1,257,723	(2)(3)	4.5

*	Represents less than one percent (1%) of the total number of shares outstanding.
(1)	Unless indicated in a note below, each person has the sole voting and investment authority with respect to the shares set forth in the table.
(2)	This table includes shares of common stock subject to options that are presently exercisable or that became exercisable within 60 days of May 31, 2008, as follows: Mel G. Brekhus—224,903 shares; Gordon E. Forward—1,333 shares; Robert D. Rogers—77,323 shares; Richard M. Fowler—130,450 shares; Frederick G. Anderson—19,437 shares; William J. Durbin—56,741 shares; J. Lynn Davis—14,226 shares; and all directors and executive officers as a group—672,490 shares.
(3)	This table includes shares of common stock that have been pledged as security as follows: all directors and executive officers as a group—39,913 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide for a board of directors of not fewer than three or more than twenty-one directors. The actual number serving at any time is determined by resolution of the board. The board determined that the number of directors currently constituting the full board is nine.

The bylaws also require that the board be divided into three classes. The classes must be as nearly equal in number as possible. The three classes have staggered terms of three years. The terms of office of three of our directors expire at this annual meeting.

Nominees for election are Sam Coats and Thomas R. Ransdell, both of whom are standing for re-election. Robert Alpert, whose term expires at the annual meeting, has reached our retirement age and will not stand for re-election.

The proxies solicited hereby cannot be voted for a greater number of persons than the two nominees named below. Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees named below. Directors are elected by plurality vote. If any of the nominees named should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the board of directors may propose.

Nominees for Director

The following are nominees for election as directors for a term of office expiring at the 2011 annual meeting of shareholders or until their respective successors have been elected and qualified.

Name	Age	Principal Occupation During Past Five Years*	Served as Director Since	Proposed Term to Expire
Sam Coats	67

Business and aviation consultant since March 2006; President and Chief Executive Officer of Schlotzsky’s, Inc. (fast casual dining restaurants) and S.I. Restructuring, Inc. from June 2004 until March 2006 (Schlotzsky’s, Inc. hired Mr. Coats to restructure the company and, as a part thereof, it filed under chapter 11 of the Bankruptcy Code in August 2004); business and aviation consultant from January 2002 until June 2004; President and Chief Executive Officer of Sammons Travel Group (package tour operator) from July 2000 until June 2001; prior to July 2000, served in various positions, including as chief executive officer, of two airlines and an airline management software company; director of Safety-Kleen, Inc.

			2005	2011
Thomas R. Ransdell	66	Managed private investments since July 2004; served in various management positions with Vulcan Materials Company (largest domestic producer of aggregates) from 1978 until 2004, most recently as President of the Southwest Division; director of Cancer Therapy and Research Center Foundation	2005	2011

*	Based upon information provided by the directors as of June 30, 2008.

Your Board of Directors recommends that you vote FOR all of the nominees listed above.

Continuing Directors

The following directors continue in office after the annual meeting:

Name	Age	Principal Occupation During Past Five Years*	Served as Director Since	Term to Expire
Mel G. Brekhus	59	President and Chief Executive Officer of the Company since June 1, 2004; Executive Vice President-Cement, Aggregate and Concrete of the Company from 1998 until June 2004	2004	2010
Gordon E. Forward	72	Chairman Emeritus of United States Council for Sustainable Development (non-profit association of businesses), Austin, Texas, since December 2002; managed private investments since 2001; Vice Chairman of the Board of Directors of the Company from July 1998 through May 2000; President and Chief Executive Officer of Chaparral Steel Company (at the time, a subsidiary of the Company), Midlothian, Texas from 1982 until July 1998; director of Norbord Inc.	1991	2009
Keith W. Hughes	62	Management consultant to domestic and international financial institutions since April 2001; Vice Chairman of Citigroup Inc. (commercial banking), New York, New York from November 2000 to April 2001; Chairman and Chief Executive Officer of Associates First Capital Corporation (consumer and commercial finance), Dallas, Texas from February 1995 through November 2000; director of Fidelity National Information Services, Inc. and Pilgrim’s Pride Corporation	2003	2009
Henry H. Mauz, Jr.	72	Admiral U.S. Navy (Ret.); Member of Advisory Board of Northrop Grumman Ship Systems (shipbuilding), Pascagoula, Mississippi; past President of Naval Postgraduate School Foundation, Inc. (non-profit organization for enhancement of Naval Postgraduate School), Monterey, California; director of Con-way Inc. and CoalStar Industries, Inc.	2003	2009
Robert D. Rogers	72	Chairman of the Board of the Company since October 2004; President and Chief Executive Officer of the Company from 1970 until May 31, 2004; director of Con-way Inc. and Adams Golf, Inc.	1970	2010
Ronald G. Steinhart	68	Chairman and Chief Executive Officer of the Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000; prior thereto, he served in various executive positions, including as Chief Executive Officer, of several banking institutions; current director of Penske Automotive Group, Inc. and Animal Health International, Inc. and a trustee of the MFS/Compass Group of mutual funds	2007	2010

*	Based upon information provided by the directors as of June 30, 2008.

BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

Board of Directors

The board of directors currently has nine members. In fiscal year 2008, the board of directors held seven meetings. Each incumbent director attended more than 75% of all meetings of the board of directors and the committees on which he served during fiscal year 2008. We do not have a formal policy regarding director attendance at annual meetings of shareholders, but we encourage each director to attend each annual meeting of shareholders. All directors attended the 2007 annual meeting of shareholders.

The board of directors has four standing committees that are described below.

Audit Committee

The audit committee, which met seven times during 2008, is currently comprised of Mr. Steinhart (Chair), Mr. Hughes, Mr. Mauz and Mr. Ransdell. In the business judgment of the board, each of these directors is financially literate. Each of Mr. Steinhart, Mr. Hughes and Mr. Ransdell has been designated by the board of directors as an “audit committee financial expert” as defined by the Securities and Exchange Commission, and in the business judgment of the board, each has the accounting or related financial management experience required of at least one member under the New York Stock Exchange Listed Company Manual.

The committee selects, evaluates and oversees our independent auditors, and provides oversight on matters relating to our corporate accounting, financial reporting, internal control and disclosure practices. In addition, the committee reviews our audited financial statements and quarterly financial statements with management and independent auditors, recommends whether the annual audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in this Proxy Statement.

Compensation Committee

The compensation committee, which met four times in 2008, is currently comprised of Mr. Coats (Chair), Mr. Forward, Mr. Mauz and Mr. Steinhart. The committee establishes and monitors our overall compensation programs and salaries, reviews the performance of management including the Chief Executive Officer, reviews and approves their salaries and other compensation (except the base compensation of the Chief Executive Officer which must be approved by the independent directors following the recommendation of the compensation committee), and approves our incentive plans. The committee also advises the board generally with regard to other compensation and employee benefit matters.

Governance Committee

The governance committee, which met four times in 2008, is comprised of Mr. Hughes (Chair), Mr. Coats, Mr. Forward and Mr. Ransdell. The committee assists the board of directors in identifying individuals qualified to become directors and recommends to the board the nominees for election as directors at the next annual meeting of shareholders. The committee also assists the board in determining its committee structure, selection of committee members, developing and implementing our corporate governance guidelines and overseeing the evaluation of the board of directors and its committees.

Executive Committee

The executive committee, which did not meet in 2008, is comprised of Mr. Brekhus (Chair), Mr. Rogers and Mr. Alpert. The committee may exercise the powers of the board of directors in the management of the business and affairs of the Company, except the committee may not exercise the power to fill vacancies in the board, change the membership of or fill vacancies in any committee, change the bylaws, declare dividends, issue stock, or approve, adopt or recommend to stockholders any actions required to be submitted to stockholders for a vote.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that all directors other than Mr. Brekhus and Mr. Rogers are independent. The board based its determination on the independence standards described in the Listed Company Manual of the New York Stock Exchange. Mr. Brekhus is our President and Chief Executive Officer. Mr. Rogers retired as our President and Chief Executive Officer on May 31, 2004, and his son, James B. Rogers, is our Vice President-Consumer Products. Even though these directors are not independent, the board of directors believes that their wealth of experience and knowledge about the Company contributes greatly to the board.

Currently, all members of the audit, compensation and governance committees are independent directors.

Executive Sessions and Lead Director

Our non-management directors and independent directors hold executive sessions in accordance with the New York Stock Exchange Listed Company Manual. Our Chairman of the Board presides at executive sessions of the non-management directors. Because our Chairman of the Board is not an independent director, the board elected Robert Alpert as lead director to preside at the executive sessions of the independent directors. Because Mr. Alpert will retire at the annual meeting, the board of directors will elect a new lead director at its meeting on October 21, 2008.

Codes of Ethics, Corporate Governance Guidelines and Committee Charters

We have an ethical business conduct policy applicable to our directors, officers and employees. Our board of directors has also adopted a code of ethics applicable to our chief executive officer, chief financial officer and other senior accounting officers.

Our board has adopted corporate governance guidelines, written charters governing the audit, compensation and governance committees, and bylaws governing the executive committee.

The ethical business conduct policy, code of ethics, corporate governance guidelines, committee charters and bylaws are available on our website at http://investorrelations.txi.com/governance.cfm. You may also obtain them in print, free of charge, by making a written request to Investor Relations, Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247.

Director Nominations

The governance committee identifies nominees for director from various sources. The governance committee will consider director nominations (other than self-nominations) submitted by shareholders. Such nominations should be submitted to the Secretary of the Company in accordance with the requirements described in the second paragraph under “2009 Shareholder Proposals.” This submission must contain (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Securities Exchange Act of 1934, as amended; (ii) the name and address of the shareholder making the nomination, and the number of shares and length of ownership thereof; (iii) whether the nominee meets the objective criteria for independence of directors under the rules of the New York Stock Exchange and our corporate governance guidelines; (iv) a description of all arrangements or understandings, and the relationship, between the shareholder and the nominee, and the same as between the nominee and the shareholder on the one hand and the Company on the other; and (v) the written consent of each nominee to serve as a director, if so elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as potential nominees identified by the governance committee and the board of directors.

In assessing potential director nominees, the committee considers individuals who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other directors and nominees, in collectively serving the long-term interests of the shareholders. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The committee will also consider any potential conflicts of interest and the number of potential nominees in relation to the number of directors to be elected. In addition, nominees must also be willing to devote sufficient time and effort in carrying out their duties and responsibilities effectively, and should be committed to serving on the board for an extended period of time.

Communications with Directors

Shareholders and other interested parties may communicate directly with the board of directors, the non-management directors or any particular director by sending written correspondence to the attention of the desired person or persons in care of the General Counsel as follows:

•	by letter addressed to Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247, or

•	anonymously by email at txi@openboard.info.

The written communications will be forwarded to the person or persons addressed unless the communications are considered, in the reasonable judgment of the General Counsel, to be inappropriate. Examples of inappropriate communications include customer complaints, solicitations, and communications that do not relate to our business or that relate to improper or irrelevant topics.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or has been an officer or employee of the Company or its subsidiaries except Gordon E. Forward. He was an officer of the Company at the time of his retirement on June 1, 2000. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions, or in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our compensation committee or as our director. None of our executive officers served as a director of another corporation, one of whose executive officers served on our compensation committee.

Related Person Transactions and Other Relationships

Our corporate governance guidelines contain our policies and procedures for review, approval or ratification of related person transactions. The related person transactions to which these policies and procedures apply are those for which disclosures would be required by Item 404 of Regulation S-K of the Securities and Exchange Commission.

If an actual or potential related person transaction arises for a director or executive officer, the director or executive officer must promptly inform the governance committee. A proposed transaction of which the committee has notice may be consummated only after it has been submitted to the committee for consideration and the committee concludes in good faith that it is in, or not inconsistent with, our best interests and those of our shareholders.

If a director or executive officer becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the governance committee. If the transaction is ongoing, the committee will evaluate all reasonable options, including ratification, amendment or termination. If the transaction is completed, the committee will evaluate whether rescission of the transaction is appropriate.

Mr. Robert D. Rogers, our Chairman of the Board, is the father of James B. Rogers, our Vice President-Consumer Products. In fiscal year 2008, we paid Mr. James B. Rogers $507,424 in salary and incentive compensation and granted him 7,000 stock options on the same date and at the same exercise price as other executive officers.

We know of no other reportable related person transaction that occurred since June 1, 2007, the beginning of our last fiscal year.

DIRECTOR COMPENSATION

Directors’ compensation is determined by the board of directors after receiving the recommendation of the compensation committee. The compensation committee periodically reviews the compensation of directors. Before recommending any change in compensation of directors, the compensation committee reviews information obtained from the proxy statements of our industry peer group and published surveys. In fiscal year 2008, the peer group consisted of Eagle Materials, Martin Marietta Materials and Vulcan Materials.

Non-employee directors receive an annual fee of $40,000. The chairman of the audit committee receives an additional annual fee of $10,000, and other members of the committee receive an additional annual fee of $2,000. The lead director and the chairmen of the compensation and governance committees each receive an additional annual fee of $5,000. Each member of the compensation, governance and executive committees receives an additional annual fee of $1,000.

The Chairman of the Board receives an annual grant of 2,500 restricted shares of common stock and each other non-employee director receives an annual grant of 1,000 restricted shares of common stock. One-third of the restricted shares will vest at the next annual shareholders meeting after the date of grant. Another one-third vests at each of the next two annual shareholders meetings so that 100% of the restricted stock is vested after the third annual shareholders meeting after the date of grant. Upon termination of a director’s service, any unvested restricted shares will be forfeited and transferred back to the Company.

Pursuant to the Deferred Compensation Plan for Directors, directors may defer all or any part of their annual fees by delivering a written election to defer prior to the year during which he or she wishes to defer receipt of the fees. A director’s deferred account balance is denominated in shares of our common stock by crediting to the account the number of shares of common stock determined by dividing the deferred amount of compensation by the average market price of the common stock for the thirty trading days prior to the first day of the year in which the deferred amount would otherwise be paid. Cash dividends are credited to the account in the form of common stock at a value equal to the fair market value of the stock on the date of payment of the cash dividend. The account balance will be distributed in shares of common stock on the earlier of the date, if any, elected by the director in the written election to defer, and the date on which he ceases to serve as a director.

We will make an annual charitable contribution of up to $10,000 to a charity or charities designated by each non-employee director. We also reimburse directors for travel, lodging and related expenses they incur in attending board and committee meetings.

The following table provides information about the compensation of our non-employee directors for fiscal year 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option and SAR Awards(1) ($)		All Other Compensation(2) ($)	Total ($)
J. Robert Alpert	46,000	57,848	3,251	(3)	10,000	117,099
Sam Coats	46,000	57,848	—		10,000	113,848
Gordon E. Forward	42,000	57,848	(67,546	)(4)	10,000	42,302
Keith W. Hughes	47,000	57,848	(135,093	)(4)	10,000	(20,245)
Henry H. Mauz, Jr.	43,000	57,848	(23,815	)(4)	10,000	87,033
Thomas R. Ransdell	43,000	57,848	—		10,000	110,848
Robert D. Rogers	41,000	144,619	19,570	(3)	10,000	215,189
Ronald G. Steinhart	51,000	48,298	—		10,000	109,298

(1)	The grant date fair value of each equity award computed in accordance with FAS 123R is as follows:

Grantee	Award Date	Fair Value
Mr. Alpert	October 15, 2002	$43,350
Mr. Rogers	October 19,2004	97,850
Mr. Rogers	January 18, 2006	129,263
*	January 18, 2006	51,705
Mr. Rogers	January 17, 2007	175,712
**	January 17, 2007	70,285
Mr. Rogers	January 16, 2008	126,788
**	January 16, 2008	50,715

* Each of Mr. Alpert, Coats, Forward, Hughes, Mauz and Ransdell received a grant.
** Each of Mr. Alpert, Coats, Forward, Hughes, Mauz, Ransdell and Steinhart received a grant.

The number of shares of stock underlying awards outstanding at May 31, 2008 for each director is as follows:

Name	Restricted Stock Awards	Stock Option Awards	Stock Appreciation Rights Awards
J. Robert Alpert	2,000	—	—
Sam Coats	2,000	—	—
Gordon E. Forward	2,000	1,333	6,666
Keith W. Hughes	2,000	—	13,332
Henry H. Mauz, Jr.	2,000	—	2,666
Thomas R. Ransdell	2,000	—	—
Robert D. Rogers	5,000	6,666	—
Ronald G. Steinhart	1,667	—	—

(2)	In fiscal year 2008, we made $10,000 contributions to charities designated by each director. Such contributions totaled $80,000.
(3)	Stock options were awarded pursuant to our 1993 Stock Option Plan or 2004 Omnibus Equity Compensation Plan.
(4)	SARs were awarded pursuant to our 2003 Stock Appreciation Rights Plan. We are required to report as compensation for the directors the dollar amount recognized by us for financial statement reporting purposes with respect to awards of SARs. As a result of changes in the value of our stock, the fiscal year 2008 compensation of Mr. Forward, Mr. Hughes and Mr. Mauz included a negative amount related to their SARs, which partially reversed the positive amounts related to their SARs included in their reported compensation in fiscal year 2007. These amounts do not reflect cash compensation received by them from the exercise of SARs.

COMPENSATION DISCUSSION AND ANALYSIS

In this discussion and analysis, we refer to the compensation committee as the Committee, the President and Chief Executive Officer as the CEO, and the executive officers named in the Summary Compensation Table as the named executives.

Objectives.

The objectives of our management compensation program are to:

•	attract and retain highly qualified and productive individuals on our management team;

•	motivate our management team to achieve annual and long-term financial goals; and

•	align our management team’s interests with the investment interests of our shareholders.

Guiding Principles.

The following principles guide us in seeking to achieve these objectives:

•	we want our officers’ compensation to be competitive in the markets in which we compete for management talent;

•	we want to provide our officers the opportunity to build, over time, financial security;

•	we want a substantial portion of our officers’ total target compensation to be linked to our performance and thus “at risk”;

•	we expect our “at risk” compensation to be paid only when specific goals are achieved; and

•	we expect our officers to own our stock.

Elements of Compensation.

Based on this framework, we provide the following principal elements of compensation for our officers, including the named executives:

•	base salary (i.e., fixed compensation),

•	performance-based incentive compensation (i.e., variable “at risk” compensation), including annual and long-term cash incentives and long-term equity based incentives,

•	retirement and post-employment benefits, and

•	perquisites and other benefits.

Typically over half of our CEO’s target cash compensation is comprised of performance-based variable compensation. Our other named executives’ target variable cash compensation is in a similar, though somewhat lower, range. Since our equity based compensation is currently comprised entirely of stock options, our officers receive equity based variable compensation only if our stock price appreciates after the date the options are granted. We believe that this mix of fixed and variable compensation is an essential part of the design of a compensation program that meets our objectives. It provides the ability to attract, retain and motivate executives by providing predictable fixed income to meet current living requirements and significant variable compensation opportunities for long term wealth accumulation. At the same time, the variable component of compensation motivates executives to achieve results that should enhance shareholder value.

We have used this compensation structure and methodology for many years and believe it continues to allow us to attract, retain and motivate highly qualified and capable executives.

Salary. Salary is our basic element of compensation. It is the building block upon which our variable compensation and our retirement plans are based. Salary provides a stable and fixed level of compensation that is necessary to attract an officer to our management team. It also serves as a retention tool throughout his or her career.

We determine salaries of our officers on an individual basis. We consider subjective factors such as the officer’s role and responsibilities, unique skills, individual performance, future potential and internal pay equity, as well as more objective factors such as compensation survey information and Company performance. Quantitative relative weights are not assigned to the different factors, nor is a mathematical formula followed.

The Committee reviews salaries periodically, normally annually. As a general practice, salaries are adjusted for the CEO upon renewal of his employment contract and for the other named executives bi-annually. Salaries may be adjusted more frequently in unusual circumstances such as a promotion or exceptional individual performance.

In January 2008, the Committee approved salary increases for four named executives, their first since 2006:

Name and Title	Old Salary	New Salary
Richard M. Fowler, Vice President-Chief Financial Officer	$380,000	$410,000
Frederick G. Anderson, Vice President and Secretary	275,000	305,000
William J. Durbin, Vice President-Human Resources	270,000	295,000
J. Lynn Davis, Vice President-Cement	240,000	265,000

In determining the increases, the Committee and the CEO reviewed the five-year compensation history of each officer, including gains upon the exercise of stock options. They also reviewed compensation survey data to confirm that officers’ salaries and total compensation were competitive and that the differences among officers were in line with market practices. The CEO discussed with the Committee his views on the role, responsibilities, performance and potential of each officer, and he recommended salary increases for the officers. Based on the information reviewed, the subjective information provided by the CEO, the Committee members’ knowledge of the individual officers and the Company’s performance and prospects, the Committee made subjective decisions in approving the increases. Since the CEO received an increase in January 2007 when he entered into a new employment agreement, he was not considered for an increase.

Performance-Based Incentives. Our performance-based incentive compensation includes annual and long-term cash incentives and long-term equity based incentives. We believe that these incentives promote our objectives in the following ways:

•	our annual cash incentives encourage teamwork and focus employees’ work on short-term results that are key to our long-term business success;

•	our long-term cash incentives create a focus on our long-term growth and profitability;

•	our equity-based incentives encourage employees to invest in our common stock, which fosters employees’ loyalty and increases their interest in our business and success;

•	all our incentives strengthen our ability to attract, motivate and retain executives with the superior capability required to achieve our business objectives in an intensely competitive environment.

Our annual and long-term cash incentives are paid only when specific goals are achieved. Our equity based incentives (i.e., stock options) are of value only when our common stock price appreciates beyond the price on the date the options are granted.

Cash Incentives. Our annual and long-term cash incentive plans are based on a return on equity objective set in advance for each fiscal year. We use return on equity because it represents a measure that is significant to shareholders, can be readily compared with other companies or industries and is relatively easy to understand and calculate. In determining our objective each year the Committee reviews the long term manufacturing industry average return on equity and the Company’s recent financial results, current financial position and future prospects. Based on this information, the Committee determines an objective that will result in above average return on equity performance. The specific goal is set subjectively at a level the Committee believes will motivate superior performance because it is realistically attainable but not easily achieved.

For fiscal year 2008, we established an objective of having an average return on equity that is 25% better than the U. S. manufacturing industry long-term average of 12%. This objective was established after considering all the information described above, including particularly the conversion of approximately $200 million of debt to equity by the end of fiscal year 2007. Because the information and factors had not appreciably changed during 2008, we will maintain the same objective for fiscal year 2009.

In contrast to salary determinations, an officer’s percentage of participation in our annual and long-term cash incentive plans is based on his or her job level rather than individual performance factors. Our CEO participates at one level in these plans, and our other officers participate at a lower level. We believe that maintaining the same base percentage participation level for all individuals within a job level promotes our objectives by encouraging teamwork and a focus that mirrors the interest of our shareholders.

Based on our financial performance for fiscal year 2008, the total award percentage under the 2008 annual incentive plan was 56.08% for the CEO and 42.06% for the other named executives. This compares to a total award percentage of 24% for the CEO and 18% for the other named executives if each region had attained its minimum goal for 2008, and 40% for the CEO and 30% for the other named executives if each region had attained its target goal. No awards would have been received if both regions had failed to attain their target goals.

The Committee may adjust the calculation of annual incentive plan payments in unusual situations. For fiscal year 2008, the Committee did not exercise its discretion to adjust the calculation.

Based on our financial performance for fiscal years 2006, 2007 and 2008, we produced an average return on equity of 16.02%, or 33.5% better than the U. S. manufacturing industry average of 12%. Based on this performance and the terms of the long-term incentive plan for the three years ended May 31, 2008, the CEO received a long-term cash incentive equal to 200% and the other named executives received long-term cash incentives equal to 100% of their annual salaries in effect at the award payment date. This compares to a minimum award of 100% for the CEO and 50% for the other named executives if the average return on equity had been between 12% and 14%, and a maximum award of 280% for the CEO and 140% for the other named executives if the average return on equity had been at least 18%. No awards would have been received if the average return on equity had been less than 12%.

The Committee may adjust the calculation of return on equity in unusual situations. Although the long-term incentive plan provides the Committee the option to pay awards in stock or stock equivalents, the Committee has typically paid awards in cash. For fiscal year 2008, the Committee did not exercise its discretion to adjust the calculation or pay awards in stock or stock equivalents.

For a summary of the terms of the annual and the long-term incentive plans and the annual and long-term cash incentive earned by each named executive, see Footnote 2 to the Summary Compensation Table below.

Equity Based Incentives. Stock options are our preferred form of equity based compensation for employees, including our named executives. The Committee believes that stock options provide a strong link to Company performance since the recipient receives no value unless the price of our common stock increases after the date the option is granted.

Named executives are eligible for a stock option award on an annual basis, normally at the January meetings of the Committee and the board. Our officers do not have a role in selecting the grant date. We also use stock options as part of the compensation package offered to new officers. Typically, these options are granted at the next meeting after the date of hire. Occasionally, the options are approved at a meeting prior to the date of hire, but the grant date is then the date of hire. Awards are priced at the closing price on the grant date.

The number of stock options awarded to a named executive is generally determined by dividing his or her base salary by the current stock price and multiplying that result by a multiple between 1.0 and 2.5. In determining the multiple for a named executive, the Committee considers criteria similar to those considered in the determination of the named executive’s salary.

Based on these factors and formulas, the Committee recommended, and the board approved at its meeting on January 16, 2008, the stock option awards shown in the Grants of Plan Based Awards Table below.

The Committee has no current plans to grant any other type of equity based award to named executives or other employees. However, the Committee has the authority to grant stock appreciation rights, restricted stock and other equity-based awards under our 2004 Omnibus Equity Compensation Plan, or 2004 Equity Plan. From time to time the committee may review whether other types of awards would be appropriate. It may choose to revise its philosophy on equity based compensation in the future.

We monitor the number of stock option and other awards outstanding, the number of shares outstanding and the rate at which awards are granted under the 2004 Equity Plan. Of the 2.5 million shares reserved for issuance pursuant to the plan, at May 31, 2008, 869,520 shares have been issued or reserved for issuance pursuant to outstanding awards, and 1,630,480 shares are available for future awards.

Retirement and Post-Employment Arrangements. To attract and retain superior talent on our management team, we believe it is necessary to provide our officers the means to create retirement security. We developed the executive financial security plans for our officers and certain other managers as a cost effective way to provide a competitive level of retirement income. The executive financial security plans are voluntary non-qualified deferred compensation plans that allow participants, including the named executives, to defer a defined portion of their salaries and to receive retirement income at the times and in the amounts defined in the plans. For a summary of the plans, see footnote (4) to the Summary Compensation Table below.

Our named executives also participate in the TXI Retirement Plan, a tax qualified defined contribution plan available to all employees. The named executives participate on the same terms as other employees. We do not provide qualified defined benefit pension plans for any officers.

Perquisites and Other Benefits. We provide the named executives with perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executives are provided use of basic-model company automobiles, which are replaced every four years or 70,000 miles, whichever is sooner, and an auto expense allowance. For automobiles replaced in model year 2008, the basic model provided had a value of $18,600, and an officer must pay for any upgrade above the basic model.

Our named executives participate in other employee benefit plans such as health, life, dental, vision and disability insurance, key employee physical examinations, paid vacation and holiday time, employee assistance program, etc. Except for key employee physical examinations, the named executives participate on the same terms as other employees.

Other Philosophical Elements

Role of Compensation Committee and CEO in Setting Compensation. The board has authorized the Committee to establish our general compensation policies. The Committee members take part in the board’s review of the performance of the CEO. The Committee also evaluates the corporate goals and objectives relevant to the CEO’s compensation and the survey information described below. The Committee determines and approves the compensation of the CEO other than his base salary. His base salary must be approved by our independent directors after receiving the recommendation of the Committee.

The CEO reviews the performance of the other named executive’s with the Committee. The Committee approves their salaries and other compensation after receiving the recommendation of the CEO. In so doing, it also considers the general performance of the Company as well as the survey information described below.

The Committee recommends to the board cash incentive and equity-based compensation plans. The Committee also recommends to the board incentive goals to be achieved under cash incentive compensation plans. Typically, the Committee makes these recommendations after receiving the recommendation of the CEO. The Committee reviews the results and approves the payments required upon attainment of the goals. Although the Committee has the authority to grant stock options, it typically recommends to the board the number of stock options to award to the CEO and, after receiving the recommendation of the CEO, the other named executives. The board then acts on the recommendations.

Use of Survey Information and Consultants. The Committee’s process includes the review of published surveys to help assess the competitive market for executive talent. Survey information reviewed during fiscal year 2008 included the 2007 Hewitt Executive Regression survey of 388 companies, the Mercer Human Resources Consulting Executive Survey of 652 companies and the Watson Wyatt Top Management Compensation survey of 678 companies. All officer positions were compared to positions in the Hewitt survey based on sales accountability. We use the other surveys for a limited number of positions to confirm the validity of Hewitt comparisons. Our Human Resources Department compiles the information, which is then presented to the Committee by our Vice President of Human Resources.

The Committee has discontinued the review of the proxy statements of a peer group of companies because consolidation in our industry has decreased the number of public companies to which we are comparable in terms of geography and size.

The Committee typically has not retained compensation consultants to review our compensation structure, but the charter of the Committee authorizes it to retain compensation consultants whenever the Committee believes it appropriate.

Employment Agreements. Our CEO has an employment agreement because our board believes it is important to evidence the mutual commitment of the Company and the CEO. The agreement is an expression of confidence by the Company and the CEO that is important to many constituencies, including our shareholders, employees, customers and vendors. For a summary of the agreement see “Compensation Tables and Information—Potential Payments Upon Termination or Change in Control—CEO Employment Agreement”.

Our other named executives serve at the will of the board. We believe that our overall compensation program is a strong retention tool, but consistent with our general philosophy on performance based compensation and employment, we retain discretion as to the terms of any severance arrangement in the event of termination of a named executive’s employment.

Change in Control Arrangements. Our named executives and a small number of other officers have entered into Change in Control Severance Agreements to promote stability and continuity of senior management. The Committee recognizes that the possibility of a change in control exists. Many change in control transactions result in organizational changes, especially at senior levels of management. The resulting uncertainty and questions may result in the departure or distraction of key management personnel to our detriment. The Committee believes that these agreements encourage senior executives to remain employed even though these uncertainties exist, particularly at important times when continued employment may be in doubt. For a summary of the agreements see “Compensation Tables and Information—Potential Payments Upon Termination or Change in Control—Change in Control”.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code makes certain “non-performance based” compensation to the named executives in excess of $1,000,000 non-deductible by the Company. To qualify as “performance-based compensation”, performance goals must be pre-established. Such goals must also be approved by our shareholders before the compensation is paid. In certain situations the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. However, the Committee generally intends to structure the compensation with its executives to achieve maximum deductibility under Section 162(m) with minimum sacrifices in flexibility and corporate objectives. The Master Performance-Based Incentive Plan described below was designed to comply with the requirements of section 162(m). We expect that annual and long-term incentive payments under that plan will be deductible. In addition, the CEO’s employment agreement requires deferral of certain compensation that would not be deductible by the Company. The long-term incentive plans contain similar provisions.

Stock Ownership Guidelines. We have established stock ownership guidelines for our directors, the CEO, the Executive Vice President, the Corporate Vice Presidents and Staff and Operations Vice Presidents as follows:

Director	5 times annual retainer
CEO	3 times annual salary
Executive Vice President	2 times annual salary
Corporate Vice President	1 times annual salary
Staff or Operations Vice President	.5 times annual salary

These guidelines are to be achieved in a reasonable period of time. The Committee reviews progress toward or achievement of these guidelines annually. If an officer fails to achieve the guideline level of ownership, the Committee may in its discretion decline to grant further stock options to the officer.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Sam Coats, Chairman

Gordon E. Forward, Member

Henry H. Mauz, Jr., Member

Ronald G. Steinhart, Member

COMPENSATION TABLES AND INFORMATION

The following tables and notes provide information about the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. These five executive officers are referred to as our named executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Mel G. Brekhus,	2008	623,077	—	(719,564)	1,549,421	(3)	507,858	16,991	1,977,783
President and Chief Executive Officer	2007	534,615	—	5,181,647	1,833,198		292,638	16,232	7,858,330

Richard M. Fowler	2008	406,154	—	489,576	580,828		415,124	18,280	1,909,962
Executive Vice President, Finance and Chief Financial Officer	2007	380,000	—	455,582	717,554		255,090	17,158	1,825,384

William J. Durbin,	2008	290,000	—	226,537	416,974		245,019	16,836	1,195,366
Vice President of Human Resources	2007	270,000	—	199,761	509,841		131,243	16,414	1,127,259

Frederick G. Anderson,	2008	297,115	—	173,541	429,967		82,007	17,231	999,861
Vice President, General Counsel and Secretary	2007	275,000	—	134,047	473,440		60,107	16,722	959,316

J. Lynn Davis,	2008	249,231	6,900	128,627	344,826		190,170	16,209	935,963
Vice President of Cement	2007	234,231	36,750	103,545	448,067		72,309	14,818	909,720

(1)	All awards to named executives are stock option awards other than one award of stock appreciation rights, or SARs, to Mr. Brekhus. Stock options are awarded under our 2004 Omnibus Equity Compensation Plan and become exercisable, or vest, in amounts and at times designated at the time of award. Stock options granted to our named executives vest in annual installments of 20% over a five-year period, subject to acceleration upon the occurrence of certain events such as a change in control. They expire ten years from the grant date. Until the stock options are exercised, participants do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of common stock underlying the stock options.

SARs were awarded to Mr. Brekhus under our 2003 Stock Appreciation Rights Plan and become exercisable, or vest, in annual installments of 20% over a five-year period, subject to acceleration upon the occurrence of certain events such as a change in control. They expire ten years from the grant date.

We are required to report as compensation for the named executives the dollar amount recognized by us for financial statement reporting purposes with respect to awards of options and SARs. As a result of changes in the value of our stock, Mr. Brekhus’ fiscal year 2008 compensation included a negative amount of $1,102,221 related to his SARs, which partially reversed the amount of $4,845,223 included in his reported compensation in fiscal year 2007. These amounts do not reflect cash compensation received by Mr. Brekhus from exercise of SARs.

Assumptions used in determining the value of stock option and stock appreciation rights awards are set forth in the note entitled “Stock-Based Compensation Plans” in the Notes to Consolidated Financial Statements in our 2008 Annual Report to Shareholders.

(2)	The amounts in this column are comprised of payments under our annual incentive plan and our long-term incentive plan, as follows:

	Year	Annual Incentive Plan	Long-Term Incentive Plan	Total
Mel G. Brekhus	2008	$349,421	$1,200,000	$1,549,421
	2007	633,198	1,200,000	1,833,198

Richard M. Fowler	2008	170,828	410,000	580,828
	2007	337,554	380,000	717,554

William J. Durbin	2008	121,974	295,000	416,974
	2007	239,841	270,000	509,841

Frederick G. Anderson	2008	124,967	305,000	429,967
	2007	244,282	229,158	473,440

J. Lynn Davis	2008	104,826	240,000	344,826
	2007	208,067	240,000	448,067

Annual Incentive Plan. During fiscal year 2008, most of our employees participated in incentive plans with performance periods of one year or less. The various plans encourage performance that is relevant to the particular group of employees. Many employees participate in a plan designed for their geographic region. In fiscal year 2008, our named executives participated in an annual incentive plan that combined the results of the two regional plans.

For fiscal year 2008, the Committee established an objective of having an average return on equity that was 25% better than the U. S. manufacturing industry long-term average of 12%. Our annual return on equity objective was translated into regional return-on-assets goals, which allow employees to more easily track progress toward goal achievement. These goals included minimum and target goals. A region’s return on assets was then translated into a base award percentage. The regional base award percentages were weighted and combined. We achieved a combined base award percentage of 14.02%, which was multiplied by four to determine the CEO’s total award percentage and by three to determine the other named executives’ total award percentage. The amount of a named executive’s annual cash incentive was then determined by multiplying his regular earnings for the fiscal year by his total award percentage.

Long-Term Incentive Plan. Our named executives and other officers participated in our long-term incentive plan with a performance period of the three fiscal years ended May 31, 2008. Prior to the beginning of the performance period, the Committee established a minimum performance goal of having a 12% consolidated average return on equity for the performance period. Upon achievement of at least the minimum performance goal, each named executive receives a cash incentive payment. The maximum cash incentive payment is paid if we achieve a consolidated average return on equity of 18% or greater during the performance period. At the minimum goal, the CEO’s incentive payment was set at 100% of his base salary at the time of the award, and the other named executives’ incentive payment was set at 50% of their base salaries. At the maximum goal the CEO’s incentive payment was set at 280% of his base salary, and the other named executives’ maximum incentive payment was set at 140% of their base salaries. We achieved a 16.02% consolidated average return on equity for the performance period, which resulted in the CEO receiving a cash incentive payment of 200% of his base salary and the other named executives receiving 100% of their base salaries.

Master Performance Based Incentive Plan. In October 2006 our shareholders approved the Master Performance-Based Incentive Plan, or 2006 Master Incentive Plan. It authorizes the Committee to adopt annual and long-term incentive plans that will reward participants if the Company achieves defined performance goals during a specified performance period.

Each annual or long-term incentive plan adopted by the Committee must identify the employees who will participate in the plan, the performance period, the performance goals that must be achieved and the resulting award payments. Total award payments to any covered officer in a fiscal year may not exceed $5.0 million.

To receive an award payment, a participant must be employed on the last day of the performance period, with limited exceptions. Before payment of any awards, the Committee must certify that the performance goals of the applicable incentive plan were achieved.

Annual incentive plan awards are paid in cash. Long-term incentive plan awards are also typically paid in cash. However, the Committee may elect to pay long term incentive awards in any combination of cash, stock or stock equivalents.

The annual incentive plans for fiscal years 2008 and 2009 and the long term incentive plans for the three year periods ending May 31, 2010 and 2011 were adopted pursuant to the 2006 Master Incentive Plan. Similar plans for earlier periods are separate, stand alone plans.

(3)	Pursuant to Mr. Brekhus’ employment agreement, payment of $828,818 of his total incentive compensation for 2008 was delayed until the earlier of (i) the first time the deductibility of a payment is not limited by Section 162(m) of the Internal Revenue Code (as reasonably determined by us), and (ii) the date Mr. Brekhus’ employment is terminated.

(4)	Represents the increase in fiscal year 2008 in the actuarial present value of accumulated benefits under our executive financial security plans. These are nonqualified plans in which participation is voluntary. The plans require deferral of a portion of a participant’s salary and provide retirement, death and disability benefits to participants. A participant becomes vested after five years of participation, upon death or disability, or in certain circumstances after a change in control. The normal benefits payable to a vested participant at age 65 are:

•	an annual retirement benefit of 45% of covered annual salary payable in equal monthly installments each year for the participant’s life, with a 15-year certain benefit, and

•	a death benefit payable to the participant’s beneficiaries equal to 25% of the participant’s covered annual salary.

Vested participants that are 55 or older may retire early with reduced benefits. For benefits that accrued prior to January 1, 2005, benefits become payable at age 65 and are reduced pro rata based on the reduced time of participation. For benefits that accrued on or after January 1, 2005, benefits become payable immediately upon early retirement, are reduced pro rata based on the reduced time of participation and, with respect to the retirement benefit, are further reduced by an actuarial reduction of .004166 for each month between the participant’s early retirement date and his or her 65th birthday.

If a participant dies while still employed, the beneficiary will receive 100% of the participant’s covered annual salary for the first year and 50% for each of the next nine years or, if longer, until the participant would have been 65. If the participant was eligible for early retirement at the date of death, the beneficiary may instead elect to receive early retirement benefits. If a participant is disabled for six continuous months, the participant’s salary deferrals are waived but are deemed to have been made for all other purposes.

If the employment of a participant is terminated by us within two years after a change in control or by the participant within one year after a change in control, a participant will be deemed to be fully vested. A participant who has reached age 55 will receive benefits as if he had reached age 65 and retired. A participant who has not reached age 55 will have five years added to his service time for purposes of calculating the benefits payable at age 65. The term “change in control” has the same meaning as in the change in control severance agreements. See “Compensation Tables and Information—Retirement and Post Employment Arrangements—Change in Control Severance Agreements” below.

Participants are subject, with certain limits, to a covenant not to compete for two years after their employment terminates. If a participant breaches this covenant, we may, among other things, suspend or terminate payments under the plan.

Certain participants started participating in the plans when some terms were different from the current plans. In these plans, the retirement benefit at age 65 is a lump sum between 2.5 and 10 times covered annual salary depending primarily upon age at enrollment. Ninety percent of the total benefit is paid in monthly installments after retirement over a period selected by the participant within certain requirements. Ten percent is paid to the participant’s beneficiary upon the participant’s death. These plans also provide for reduced payments if a participant retires early or terminates employment before retirement. Participants in these plans chose whether to convert to the new form of plan. Mr. Brekhus chose not to convert his plan. Mr. Fowler and Mr. Davis chose to convert to the new form of plan, and as a result their annual retirement benefit is somewhat higher than 45% of their covered annual salary.

New plans became effective January 1, 2005 to comply with new Section 409A of the Internal Revenue Code and to make other changes. The prior plans in effect on December 31, 2004 continue to apply to all benefits vested on that date. The changes in the new plans generally did not change the amount of benefits (except the new plans reduce early retirement benefits and some change in control benefits). The new plans require coordination of benefits with prior plans so there is no duplication of benefits.

(5)	The amount in this column for each executive includes $11,250 contributed by the Company to the TXI Retirement Plan. All our named executives participate in the TXI Retirement Plan, a tax qualified defined contribution plan available to all employees. The named executives participate on the same terms as other employees. The Company provides an annual contribution of:

•	2% of an employee’s base compensation up to the maximum allowable amount ($4,500 in 2008), which is paid in cash and distributed proportionally among the investments selected by the employee, and

•

a variable matching contribution approved annually by the Committee, which for calendar year 2008 was 50% of an employee’s contributions up to 6% of the employee’s compensation. Half of this contribution is paid in our common stock and half is paid in cash distributed proportionally among the investments selected by the employee.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Mel G. Brekhus	4-16-08	(1)	144,000	240,000	(4)
	4-16-08	(2)	600,000	1,200,000	1,680,000
	1-16-08	(3)				20,000	50.63	351,800

Richard M. Fowler	4-16-08	(1)	73,800	123,000	(4)
	4-16-08	(2)	205,000	410,000	574,000
	1-16-08	(3)				7,000	50.63	123,130

William J. Durbin	4-16-08	(1)	53,100	88,500	(4)
	4-16-08	(2)	147,500	295,000	413,000
	1-16-08	(3)				8,000	50.63	140,720

Frederick G. Anderson	4-16-08	(1)	54,900	91,500	(4)
	4-16-08	(2)	152,500	305,000	427,000
	1-16-08	(3)				9,000	50.63	158,310

J. Lynn Davis	4-16-08	(1)	43,200	72,000	(4)
	4-16-08	(2)	120,000	240,000	336,000
	1-16-08	(3)				7,000	50.63	123,130

(1)	Awards of participation under our 2009 Annual Incentive Plan.
(2)	Awards of participation under our Long-Term Incentive Plan for the three year period ending May 31, 2011.
(3)	Grants of stock options awarded under our 2004 Omnibus Equity Compensation Plan.
(4)	Under our 2009 annual incentive plan, we do not cap return on asset goals for any of the participants in order to motivate participants to achieve maximum performance.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mel G. Brekhus	33,329	0	37.92703	07/15/08
	19,997	0	19.78394	01/14/09
	22,130	0	31.15267	01/12/10
	22,130	0	22.31553	01/17/11
	21,330	0	27.39372	01/16/12
	34,662	0	18.48626	01/15/13
	45,327	0	16.04468	05/15/13
	79,989	53,326	28.23758	06/01/14
	13,998	9,332	45.86873	01/11/15
	8,000	12,000	51.70500	01/18/16
	4,000	16,000	70.18000	01/17/17
	0	20,000	50.63000	01/16/18

Richard M. Fowler	9,456	0	19.78394	01/14/09
	17,406	0	31.15267	01/12/10
	17,704	0	22.31553	01/17/11
	17,636	0	27.39372	01/16/12
	20,188	0	18.48626	01/15/13
	33,062	0	16.04468	05/15/13
	7,998	5,333	45.86873	01/11/15
	4,800	7,200	51.70500	01/18/16
	2,200	8,800	70.18000	01/17/17
	0	7,000	50.63000	01/16/18

William J. Durbin	2,666	0	22.31553	01/17/11
	6,399	0	27.39372	01/16/12
	15,999	0	18.48626	01/15/13
	20,798	0	16.04468	05/15/13
	5,679	3,786	45.86873	01/11/15
	3,600	5,400	51.70500	01/18/16
	1,600	6,400	70.18000	01/17/17
	0	8,000	50.63000	01/16/18

Frederick G. Anderson	7,998	5,333	38.33396	11/01/14
	5,839	3,893	45.86873	01/11/15
	4,000	6,000	51.70500	01/18/16
	1,600	6,400	70.18000	01/17/17
	0	9,000	50.63000	01/16/18

J. Lynn Davis	2,933	0	18.48626	01/15/13
	7,466	0	16.04468	05/15/13
	827	1,653	45.86873	01/11/15
	1,600	4,800	51.70500	01/18/16
	1,400	5,600	70.18000	01/17/17
	0	7,000	50.63000	01/16/18
					395	28,796
					506	36,887

(1)	20% of each option award vests annually beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table contains information about stock options exercised by the named executives in fiscal year 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mel G. Brekhus	11,865	195,642	—	—
Richard M. Fowler	29,185	844,027	—	—
William J. Durbin	0	0	—	—
Frederick G. Anderson	0	0	—	—
J. Lynn Davis	0	0	—	—

Pension Benefits

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Mel G. Brekhus(3)	Executive Financial Security Plan	18	2,044,982	—
Richard M. Fowler(3)	Executive Financial Security Plan	35	2,070,021	—
William J. Durbin(3)	Executive Financial Security Plan	7	843,782	—
Frederick G. Anderson	Executive Financial Security Plan	3	243,605	—
J. Lynn Davis(3)	Executive Financial Security Plan	31	603,955	—

(1)	The number of years of service with the Company for each named executive is as follows: Mr. Brekhus—19 years; Mr. Fowler—35 years; Mr. Durbin—8 years; Mr. Anderson—3 years; and Mr. Davis—37 years.
(2)	The valuation method and material assumptions applied in quantifying the present value of the current accrued benefit are set forth in the note entitled “Retirement Plans” in the Notes to Consolidated Financial Statements in our 2008 Annual Report to Shareholders.
(3)	Vested participants who have reached age 55 are eligible for early retirement. Mr. Brekhus, Mr. Fowler, Mr. Durbin and Mr. Davis are eligible. See footnote (4) to the Summary Compensation Table above for a summary of the plan’s early retirement benefit formula.

Potential Payments upon Termination or Change-in-Control

Early Retirement. Under our executive financial security plans, our vested named executives may retire after they reach age 55 and receive reduced retirement benefits. If each named executive had retired on the last day of our last fiscal year, he would be entitled to receive the following monthly payments:

	Mel G. Brekhus(1)	Richard M. Fowler(2)	William J. Durbin(2)	Frederick G. Anderson(3)	J. Lynn Davis(2)
Monthly Payments	$25,000	$17,260	$7,259	—	$8,562
Death Benefit(4)	397,493	256,923	48,394	—	114,164

(1)	Monthly payments continue for 154 months.
(2)	Monthly payments continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(3)	Mr. Anderson is not vested.
(4)	Paid to beneficiary upon the executive’s death.

CEO Employment Agreement. The term of the CEO’s employment agreement extends until May 31, 2010. The agreement provides for a base annual salary of $600,000 and an initial stock option grant of 20,000 shares. The CEO will also participate in our annual and three-year incentive compensation plans. The board may increase the CEO’s compensation from time to time.

To the extent that Section 162(m) of the Internal Revenue Code would limit our deduction of any portion of the CEO’s base annual compensation and incentive compensation, payment of the nondeductible portion of any incentive compensation, plus interest, shall be deferred until the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m).

If the CEO’s service is terminated for a reason other than cause or an event triggering payment under the change in control severance agreement, he will be paid an amount equal to the total compensation earned in the preceding fiscal year plus all incentive payments that had been previously deferred under his agreement. Cause means any action involving willful malfeasance, gross negligence or gross nonfeasance. The CEO is subject to a covenant not to compete for two years after the termination of his employment. However, if the CEO’s employment is terminated following a change in control of the Company, he will not be subject to the non-competition provisions in his employment agreement or his executive financial security plan.

If Mr. Brekhus’ employment had been terminated without cause on the last day of our last fiscal year, he would have received $2,172,498 plus previously deferred incentive payments equal to $1,791,552 and accrued interest.

Change in Control. A limited number of our officers, including our named executives, have entered into Change in Control Severance Agreements. These are “double trigger” agreements. No benefits are payable unless there has been both a change in control and the officer’s employment has been terminated within two years after the change in control, either by us without cause or by the officer for good reason.

If benefits are triggered, we will:

•	pay the officer two times his annual base salary and incentive bonuses,

•	pay the excise tax, if any, due by the officer under section 4999 of the Internal Revenue Code, and

•	provide employee benefits for two years.

Also, all then unvested stock options or stock appreciation rights granted to the officer by the Company will become immediately vested and exercisable.

Until a change in control occurs, the term of the agreement is automatically extended for one additional year on each January 1. If a change in control occurs, the agreement will continue in effect for a period of 24 months after the date of the change in control and will then expire.

The agreements define “change in control” as:

•	any person becomes the beneficial owner of our securities representing more than 50% of the combined voting power of our then outstanding securities;

•	continuing directors cease for any reason to constitute a majority of our directors;

•

we merge, consolidate or combine (including an exchange of securities with the security holders of an entity that is a constituent in a transaction) with any other entity, unless our voting securities outstanding immediately prior to the transaction continue to represent at least a majority of the combined voting power of the securities of the Company or the surviving entity;

•	we sell, lease or otherwise dispose of substantially all of our assets; or

•

any other event or circumstance occurs that results in our filing or being required to file a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred.

The agreements define “good reason” as:

•	a substantial and material adverse alteration in the executive’s responsibilities from those in effect immediately prior to a change in control;

•

a reduction of the executive’s rate of salary or annual or long-term incentive opportunities as in effect prior to the change in control, or a failure to provide employee benefits which, in the aggregate, are not significantly less favorable to the executive than those in effect immediately prior to the change in control;

•	the failure to pay the executive any portion of his or her current or deferred compensation when due;

•

our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement, or any other breach by the Company of a material provision of the agreement or any written employment or other agreement with the executive; or

•

a requirement that the executive be based at an office or location that is more than 35 miles (one-way) from his or her primary office location immediately prior to the change in control, or to travel away from his or her office in the course of discharging his or her responsibilities significantly more than prior to the change in control.

In addition to the change in control severance agreements, the named executives and directors are parties to other agreements that have change in control provisions. Stock option agreements, stock appreciation rights agreements and restricted stock agreements have provisions that accelerate vesting upon the occurrence of a change in control. The term “change in control” has the same meaning as in the change in control severance agreements. Under our named executives’ executive financial security plans, if their employment is terminated by us without cause within two years after a change in control or by them within one year after a change in control, they become fully vested and will begin receiving payments as if they had reached age 65.

Each named executive would have been entitled to receive the following if his employment had been terminated by us without cause or by him for good reason on the last day of our last fiscal year and a change in control had occurred in the preceding 24 months:

	Mel G. Brekhus		Richard M. Fowler		William J. Durbin		Frederick G. Anderson		J. Lynn Davis
Monthly Nonqualified Deferred Compensation	$40,000	(1)	$17,260	(2)	$10,125	(2)	$10,313	(2)	$10,660	(2)
Severance	4,344,996		1,973,964		1,413,948		1,454,164		1,188,114
Vesting of Stock Options(3)	995,516		476,588		412,361		634,581		317,541
Vesting of SARs(3)	2,381,672		—		—		—		—
Benefits	28,378		24,752		5,668		31,554		22,296
Excise Tax Reimbursement(4)	1,952,900		—		—		872,420		—

(1)	Monthly payments continue for 102 months.
(2)	Monthly payments continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(3)	Represents the difference between the closing price of the common stock on May 31, 2008 and the exercise price of all stock options and share appreciation rights whose vesting would be accelerated due to the change in control.
(4)	Estimates are subject to change based on the date of the change in control, the date of termination of the named executive, the interest rates then in effect and any changes of other assumptions used in the calculation.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is responsible for, among other things, reviewing our financial statements with management and the independent auditors. The committee’s role is one of oversight, whereas our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The board of directors has adopted a written charter for the committee. The committee annually reviews and reassesses the adequacy of the charter.

In connection with the fiscal year 2008 audit, the audit committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as amended; (iii) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors the auditors’ independence; and (iv) based on the reviews and discussions noted above, recommended to the board of directors that the audited financial statements be included in the Company’s 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Ronald G. Steinhart, Chairman

Keith W. Hughes, Member

Henry H. Mauz, Jr., Member

Thomas R. Ransdell, Member

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and for the reviews of our financial statements included in the quarterly reports on Form 10-Q were approximately $857,000 in fiscal year 2008 and $878,067 in fiscal year 2007.

Audit-Related Fees. The aggregate fees paid for audit-related services rendered by Ernst & Young LLP were approximately $90,874 in fiscal year 2008 and $86,836 in fiscal year 2007. Audit-related services included pension audits and reference services.

Tax Fees. The aggregate fees paid for services rendered by Ernst & Young LLP for tax compliance and tax consulting were approximately $220,562 in fiscal year 2008 and $217,752 in fiscal year 2007.

All Other Fees. There were no other fees paid to, or services rendered by Ernst & Young LLP in fiscal years 2008 and 2007.

In appointing Ernst & Young LLP to serve as independent auditors for the fiscal year ending May 31, 2008, the audit committee considered whether the provision of these non-audit services is compatible with maintaining the independent auditors’ independence.

The audit committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP in fiscal years 2008 and 2007. Prior to the engagement of Ernst & Young LLP to provide audit and permissible non-audit services, the firm provides our Chief Financial Officer with a proposal and fee estimate, which he then communicates to the audit committee before it acts on the request for pre-approval of such services.

PROPOSAL NO. 2

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors selected Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for fiscal year 2008 and expects to select Ernst & Young LLP to audit its consolidated financial statements for fiscal year 2009. The board of directors has determined that it would be desirable to request that the shareholders approve such selection for 2009.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors for over 50 years. Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder approval is not required for the selection of Ernst & Young LLP, since the audit committee has the responsibility for selecting auditors. However, the selection is being submitted for approval at the annual meeting. No determination has been made as to what action the audit committee would take if shareholders do not approve the selection.

The affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required to approve the selection of Ernst & Young LLP as independent auditors.

Your Board of Directors recommends you vote FOR approval of the selection of Ernst & Young LLP as our independent auditors.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

Robert M. Boothby, whose address is 28710 Lakeview Ave., Nuevo, CA 92567, has notified us that he intends to present the resolution set forth below to the annual meeting for action by the shareholders. His supporting statement for the resolution, along with the board of directors’ statement in opposition, is set forth below. As of May 31, 2008, Mr. Boothby beneficially owned at least 76 shares of our common stock. Proxies solicited on behalf of the board of directors will be voted AGAINST this proposal unless shareholders specify a contrary choice in their proxies. It will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote to approve this proposal.

RESOLVED, that the stockholders of Texas Industries, Inc. (“TXI”) request the Board of Directors to prepare a public sustainability report, at reasonable expense and omitting proprietary information, by February 1, 2009.

SUPPORTING STATEMENT

There is a strong trend in the global marketplace toward corporate sustainability reporting.

As described by the Global Reporting Initiative (http://www.globalreporting.org/), “Sustainability reporting is a process for publicly disclosing an organization’s economic, environmental, and social performance. Many organizations find that financial reporting alone no longer satisfies the needs of shareholders, customers, communities, and other stakeholders for information about overall organizational performance.”

The global cement industry is recognizing the trend toward sustainability reporting. Several cement companies, including Cemex, Holcim and Lafarge, have issued reports under the GRI framework, and, in 2002, a group of ten cement companies formed the Cement Sustainability Initiative (http://www.wbcsdcement.org/). The

CSI established an “Agenda for Action,” a five-year program dedicated to addressing six priority issues: 1) Climate Protection, 2) Responsible Use of Fuels and Materials, 3) Employee Health and Safety, 4) Emissions Reduction, 5) Local Impacts on Land and Communities, and 6) Reporting and Communication.

In founding the CSI, the member companies recognized that the sustainability trend presents both challenges and opportunities to the cement industry. Cement production is energy-intensive, accounting for 5% of global man-made carbon dioxide emissions, and affects other sustainability issues in addition to climate change, such as emissions to air and water, natural resource depletion and worker safety and health. But cement can also play an important role in meeting the world’s needs for sustainable housing and infrastructure.

Joining the ranks of cement producers that issue a sustainability report will provide TXI stakeholders with a useful tool for comparing the Company’s progress on sustainability initiatives with industry competitors.

We urge stockholders to vote for this proposal.

BOARD RESPONSE

Your board of directors recommends a vote “AGAINST” this shareholder proposal for the following reasons:

As a corporate steward in the areas of safety, health, the environment and social responsibility, we understand the importance of sustainability. We share the concerns raised by this proposal; however, our 57-year track record as a good corporate citizen, both environmentally and socially, illustrates our deep commitment to these issues and what we have done and are doing to have a positive impact.

Our employees and we have a stake in the communities where we do business and where our employees live. As such, we are committed to fostering employee participation and providing funding for community involvement programs that address the most important and urgent needs of each community. Our involvement spans a variety of programs, including, but not limited to, the United Way, Relay for Life, Communities in Schools and local Youth Expos.

Our ethical business conduct policy (available on our website at http://investorrelations.txi.com/governance.cfm) codifies our philosophy, values and ethical standards. This policy affirms our commitment to a culture that promotes conducting business as a responsible citizen, compliance with applicable governmental environmental, safety and health requirements, building a business environment where diversity is respected, and providing a safe and healthy workplace.

A healthy and safe environment is vital to our business and the communities where we operate. We view the protection of the environment as a journey, not a destination. We began in 1960 with the installation of a particulate emissions control device, an electrostatic precipitator, at the Midlothian cement plant, one of the first to be used in the cement industry. Since then, we have continued our leadership in environmental stewardship in numerous ways, such as installation of regenerative thermal oxidizers and a lime slurry scrubber at our Midlothian plant. Most recently, in May of this year, our $427 million modernization project at the Oro Grande, California cement plant was put in service. The modernization provided for a significant reduction in emissions per ton of clinker produced, including an approximate 71% reduction in nitrogen oxide and an estimated 30% in carbon dioxide emissions.

Our employees strive to conduct business in a way that protects and preserves the environment. We all work together to continuously find innovative ways to foster the efficient use of natural resources and the elimination of waste. We seek ways to reduce waste, promote recycling and increase efficiency of energy and water use in all of our facilities. To accomplish this goal, we rely on our proactive and inventive employees. The latest example of our employees’ innovation is SuperSlurry™. By converting existing pavement into a new material, our SuperSlurry™ equipment, for which a patent is pending, provides significant fuel and energy savings while producing paving material that can be applied dust-free.

We have always been an environmental pacesetter for the cement industry. We have been instrumental in restoring mined land to other uses, including wildlife habitat for migratory waterfowl. We invented and patented the Cemstar® process, which increases the amount of cement produced by our plants in an environmentally friendly manner. The Environmental Protection Agency recognized us on both a national and international level for our work developing and utilizing innovative environmental technology such as Cemstar.

We believe that producing a sustainability report would be a lengthy and complex undertaking that would require detailed scientific and technical analyses. An undertaking of this sort would require substantial funds, personnel time and, most likely, the employment of consultants with specialized expertise. We believe that use of our valuable resources to produce this report is unnecessary and provides no meaningful additional safety, health, environmental and social benefits. Rather, the resources required to accomplish this task would be better spent on improving and extending our current sustainability initiatives than developing a detailed report that lacks a return for our shareholders and the communities in which we do business.

Your Board of Directors recommends you vote AGAINST this shareholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires our directors and executive officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and 10% owners are required by the SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of such reports furnished to us and written representations of our directors and executive officers indicating that no other reports were required to be filed during the 2008 fiscal year, we believe that all filing requirements applicable to our directors, executive officers and 10% owners were complied with in accordance with Section 16(a).

2009 SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented for consideration at the 2009 annual meeting of shareholders and to be included in our Proxy Statement must be in proper form and received by the Secretary of the Company at our principal executive offices by the close of business on May 1, 2009. The proposal must comply with the regulations of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in our Proxy Statement. Under our bylaws, shareholder proposals submitted after May 1, 2009 may not be properly brought before the 2009 annual meeting of shareholders.

Any director nomination submitted by shareholders must be received by the Secretary of the Company at our principal executive offices by the close of business on May 1, 2009. Any such submission must comply with the requirements described above in “Corporate Governance—Director Nominations.”

MULTIPLE SHAREHOLDERS SHARING SAME ADDRESS

We have elected to implement the Securities and Exchange Commission’s “householding” rules that permit delivery of only one annual report to shareholders, proxy statement or notice of internet availability of proxy materials, as applicable, to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one annual report to shareholders, proxy statement or notice of internet availability of proxy materials, as applicable, you may request a separate copy of these materials at no cost to you. If you are a registered holder of shares, you may request a separate copy by calling BNY Mellon Investor Services LLC at (800) 454-8620, or by writing to BNY Mellon Investor Services LLC, P.O. Box

358015, Pittsburgh, PA 15252. If you hold shares in street name, you may request a separate copy by calling Investor Communication Services at (800) 542-1061, or by writing to Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by contacting Investor Communication Services at the above phone number or address.

OTHER MATTERS

At the date of this Proxy Statement, the board of directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at this annual meeting. If any other matters should come before the annual meeting, the persons named in the accompanying proxy will have the discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Frederick G. Anderson

Secretary

TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE LISTED NOMINEES AND PROPOSAL 2 AND “AGAINST” PROPOSAL 3.	Please mark here for Address Change, Householding and/or Comments	☐
and note it on the reverse side.

1.	To elect two directors to terms expiring in 2011. Nominees:	FOR ALL ☐	WITHHELD FOR ALL ☐			FOR	AGAINST	ABSTAIN
				2.	To approve the selection of Ernst & Young LLP as our independent auditors.	☐	☐	☐
	01 Sam Coats					FOR	AGAINST	ABSTAIN
	02 Thomas R. Ransdell			3.	To consider a shareholder proposal regarding a sustainability report.	☐	☐	☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)				4.	In their discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

					I PLAN TO ATTEND THIS MEETING			☐

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PROXY
TEXAS INDUSTRIES, INC.
Annual Meeting of Shareholders – October 21, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mel G. Brekhus and Robert D. Rogers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Texas Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 21, 2008 at 9:30 A.M. at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

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